UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 17, 2007

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

125 Constitution Drive
Menlo Park, California 94025-1118
(Address of principal executive offices)

(650) 475-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

XTENT, Inc. (“XTENT”) and 125 Constitution Associates, L.P., a California limited partnership (“125 Constitution Associates”) entered into a written Second Amendment to Lease (the “Second Amendment”) effective May 17, 2007.  The Amendment modifies and amends certain provisions of the Lease dated September 15, 2003, by and between XTENT and 125 Constitution Associates (the “Lease”)  as the same was previously amended by an Amendment To Lease dated November 22, 2005 by the parties (the “First Amendment”).  Under the terms of the Lease and First Amendment, XTENT leased approximately 20,138 square feet for a term that was set to expire as of May 31, 2007.  Pursuant to the terms of the Second Amendment, XTENT is extending the lease of its current premises, and expanding the leased premises to include an additional 30,398 square feet of space to be used for office, research and development, non-retail sales, light assembly and manufacturing and storage.  The Second Amendment will expire on May 31, 2012.  XTENT may terminate the lease at any time on or after May 1, 2009, and 125 Constitution Associates may terminate the lease at any time on or after May 1, 2009 if it has obtained certain redevelopment rights with respect to the leased premises.

Under the terms of the Second Amendment, XTENT will pay monthly base rent of $22,500 from June 1, 2007 to November 30, 2007.  From December 1, 2007 to May 31, 2008, the monthly base rent will be $28,500, and from June 1, 2008 to May 31, 2009, it will be $39,039.  Thereafter, base rent will increase 3% per year.  The aggregate base rent payable by XTENT under the Second Amendment will be approximately $2.3 million over the full term of the lease, which assumes that neither party will exercise its right to terminate the lease prior to May 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.
Date: May 22, 2007	By:	/s/ Jeffry J. Grainger
Jeffry J. Grainger
Vice President of Corporate Affairs and General Counsel